                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                        American Standard Companies, Inc.
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)


                                    029712106
                                 (CUSIP Number)



         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.  029712106                                    13G




1.       Names of Reporting Persons         Kelso ASI Partners, L.P.
         or I.R.S. Identifica-
         tion Nos. of Above Persons

2.       Check the Appropriate Box          (a)
         if a Member of a Group
                                            (b)
3.       S.E.C. Use Only

4.       Citizenship or Place of            Delaware
         Organization

Number of Shares                            (5) Sole Voting Power         0
Beneficially
Owned by Each Reporting                     (6) Shared Voting Power       0
Person With
                                            (7) Sole Dispositive Power    0

                                            (8) Shared Dispositive
                                                Power                     0

9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person                                   0

10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares

11.      Percent of Class Represented
         by Amount in Row 9                                               0%

12.      Type of Reporting Person                                         PN

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CUSIP No.  029712106                                    13G




1.       Names of Reporting Persons         Kelso American Standard
         or I.R.S. Identifica-              Partners, L.P.
         tion Nos. of Above Persons

2.       Check the Appropriate Box          (a)
         if a Member of a Group
                                            (b)
3.       S.E.C. Use Only

4.       Citizenship or Place of            Delaware
         Organization

Number of Shares                            (5) Sole Voting Power         0
Beneficially
Owned by Each Reporting                     (6) Shared Voting Power       0
Person With

                                            (7) Sole Dispositive Power    0

                                            (8) Shared Dispositive
                                                Power                     0

9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person                                   0

10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares

11.      Percent of Class Represented
         by Amount in Row 9                                              0%

12.      Type of Reporting Person                                        PN

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CUSIP No.  029712106                                    13G




1.       Names of Reporting Persons         Joseph S. Schuchert
         or I.R.S. Identifica-
         tion Nos. of Above Persons

2.       Check the Appropriate Box          (a)
         if a Member of a Group
                                            (b)
3.       S.E.C. Use Only

4.       Citizenship or Place of            USA
         Organization

Number of Shares                            (5) Sole Voting Power     1,286,029
Beneficially
Owned by Each Reporting                     (6) Shared Voting Power           0
Person With

                                            (7) Sole Dispositive Power
                                                                      1,286,029

                                            (8) Shared Dispositive
                                                Power                         0

9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person                               1,286,029

10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares

11.      Percent of Class Represented
         by Amount in Row 9                                                1.8%

12.      Type of Reporting Person                                            IN

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CUSIP No.  029712106                                    13G




1.       Names of Reporting Persons         Frank T. Nickell
         or I.R.S. Identifica-
         tion Nos. of Above Persons

2.       Check the Appropriate Box          (a)
         if a Member of a Group
                                            (b)
3.       S.E.C. Use Only

4.       Citizenship or Place of            U.S.A.
         Organization

Number of Shares                            (5) Sole Voting Power      605,917
Beneficially
Owned by Each Reporting                     (6) Shared Voting Power          0
Person With

                                            (7) Sole Dispositive Power 605,917

                                            (8) Shared Dispositive
                                                Power                        0

9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person                                605,917

10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares

11.      Percent of Class Represented
         by Amount in Row 9                                                .8%

12.      Type of Reporting Person                                           IN

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CUSIP No.  029712106                                    13G




1.       Names of Reporting Persons         George E. Matelich
         or I.R.S. Identifica-
         tion Nos. of Above Persons

2.       Check the Appropriate Box          (a)
         if a Member of a Group
                                            (b)
3.       S.E.C. Use Only

4.       Citizenship or Place of            U.S.A.
         Organization

Number of Shares                            (5) Sole Voting Power      212,964
Beneficially
Owned by Each Reporting                     (6) Shared Voting Power          0
Person With

                                            (7) Sole Dispositive Power 212,964

                                            (8) Shared Dispositive           0
                                                Power

 9.      Aggregate Amount Beneficially
         Owned by Each Reporting Person                                212,964

10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares                                                            .3%

11.      Percent of Class Represented
         by Amount in Row 9

12.      Type of Reporting Person                                           IN

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CUSIP No.  029712106                                    13G




1.       Names of Reporting Persons          Thomas R. Wall, IV
         or I.R.S. Identifica-
         tion Nos. of Above Persons

2.       Check the Appropriate Box          (a)
         if a Member of a Group
                                            (b)
3.       S.E.C. Use Only

4.       Citizenship or Place of            U.S.A.
         Organization

Number of Shares                            (5) Sole Voting Power       212,155
Beneficially
Owned by Each Reporting                     (6) Shared Voting Power           0
Person With

                                            (7) Sole Dispositive Power  212,155

                                            (8) Shared Dispositive
                                                Power                         0
9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person                                 212,155

10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares

11.      Percent of Class Represented
         by Amount in Row 9                                                 .3%

12.      Type of Reporting Person                                            IN

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CUSIP No.  029712106                                    13G



                      CONTINUATION PAGES OF AMENDMENT NO. 1
                                 TO SCHEDULE 13G



Item 1(a)         Name of Issuer:

                  AMERICAN STANDARD COMPANIES INC. (THE "ISSUER")

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  ONE CENTENNIAL AVENUE
                  PISCATAWAY, NJ  08855-6820

Item 2(a)         Name of Person Filing:

                  SEE ITEM 1 OF THE COVER PAGES ATTACHED HERETO.

Item 2(b)         Address of Principal Business Office:

                  FOR KELSO ASI PARTNERS, L.P. (THE "FUND"),
                  KELSO AMERICAN STANDARD PARTNERS, L.P.
                  (THE "GENERAL PARTNER"),
                  JOSEPH S. SCHUCHERT, FRANK T. NICKELL, GEORGE E. MATELICH AND THOMAS R. WALL, IV:

                  C/O KELSO & COMPANY
                  320 PARK AVENUE, 24TH FLOOR
                  NEW YORK, NEW YORK  10022

Item 2(c)         Citizenship:

                  SEE ITEM 4 OF THE COVER PAGES ATTACHED HERETO.

Item 2(d)         Title of Class of Securities:

                  COMMON STOCK, PAR VALUE $.01 PER SHARE

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CUSIP No.  029712106                                    13G




Item 2(e)         CUSIP Number:

                  029712106

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  (a) ( ) Broker or Dealer registered under Section 15 of the Act

                  (b) ( )  Bank as defined in Section 3(a)(6) of the Act

                  (c) ( ) Insurance Company as defined in Section 3(a)(19) of the Act

                  (d) ( ) Investment Company registered under Section 8 of the Investment Company Act

                  (e) ( ) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

                  (f) ( ) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Re-tirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

                  (g) ( )  Parent Holding Company, in accordance with
                           Section 240.13d-1(b)(ii)(G)

                  (h) ( )  Group, in accordance with
                           Section 240.13d-1(b)(1)(ii)(H)

                  NOT APPLICABLE.

Item 4.           Ownership

                  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds

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CUSIP No.  029712106                                    13G



                  five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

                  (a)      Amount Beneficially Owned

                  (b)      Percent of Class:

                  (c)      Number of shares as to which such person has:

                             (i) sole power to vote or to direct the vote:

                            (ii) shared power to vote or to direct the vote:

                           (iii) sole power to dispose or to direct the disposi-
                                 tion of:

                            (iv) shared power to dispose or to direct the dis-
                                 position of:

                  NOT APPLICABLE.  SEE ITEM 11 OF THE COVER PAGES ATTACHED
                  HERETO.

Item 5.           Ownership of Five Percent or Less of a Class

                  If the statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

                  SEE ITEM 11 OF THE COVER PAGES ATTACHED HERETO.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  NOT APPLICABLE.

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CUSIP No.  029712106                                    13G




Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  NOT APPLICABLE.

Item 8.           Identification and Classification of Members of the Group.

                  NOT APPLICABLE.

Item 9.           Notice of Dissolution of Group.

                  NOT APPLICABLE.

Item 10.          Certification.

                  NOT APPLICABLE BECAUSE THE STATEMENT IS FILED PURSUANT TO RULE 13D-1(C).

                                 Page 11 of 13
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CUSIP No.  029712106                                    13G



                                   SIGNATURE.

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Date:  February 17, 1998



                                    Signature:        *
                                              ---------------------------------
                                    Name:            Joseph S. Schuchert,
                                                     (a) individually and
                                                     (b) as a general partner
                                                     of Kelso American Standard
                                                     Partners, L.P.
                                                     (for itself and as the
                                                     sole general partner of
                                                     Kelso ASI Partners, L.P.)


                                    Signature:        *
                                              ---------------------------------
                                    Name:            Frank T. Nickell


                                    Signature:        *
                                              ---------------------------------
                                    Name:            George E. Matelich


                                    Signature:        *
                                              ---------------------------------
                                    Name:            Thomas R. Wall, IV


*  By:  /s/ JAMES S. CONNORS II
      ---------------------------
       James S. Connors II
           Attorney-in-fact

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CUSIP No.  029712106                                    13G




                                                                       Exhibit 1

                  Pursuant to Rule 13d-1(f)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement to which this Exhibit is attached is filed on behalf of each of them in the capacities set forth below.

Dated:  February 17, 1998



                                    Signature:        *
                                               --------------------------------
                                    Name:            Joseph S. Schuchert,
                                                     (a) individually and
                                                     (b) as a general partner
                                                     of Kelso American Standard
                                                     Partners, L.P.
                                                     (for itself and as the
                                                     sole general partner of
                                                     Kelso ASI Partners, L.P.)


                                    Signature:        *
                                               --------------------------------
                                    Name:            Frank T. Nickell


                                    Signature:        *
                                               --------------------------------
                                    Name:            George E. Matelich


                                    Signature:        *
                                               --------------------------------
                                    Name:            Thomas R. Wall, IV


*  By:  /s/ JAMES S. CONNORS II
      --------------------------
       James S. Connors II
           Attorney-in-fact

                                 Page 13 of 13